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                                    EXHIBIT 10.13

                           SYNCOR INTERNATIONAL CORPORATION
                         MCGREVIN DEFERRED COMPENSATION PLAN
                   AMENDED AND RESTATED EFFECTIVE OCTOBER 23, 1995


WHEREAS Syncor International Corporation, a Delaware corporation (the "CORPORATION") desires to retain the services of Gene R. McGrevin ("MCGREVIN") and recognizes that the loss of the services of his services would result in substantial loss to the Corporation; and

WHEREAS on or about July 10, 1993 the Corporation adopted a Deferred Compensation Plan for McGrevin;

WHEREAS the Corporation desires to recognize the services rendered in the past and to be rendered in the future by him until the date of his termination, retirement or death and wishes to amend and restate the Plan;

NOW THEREFORE, the Corporation hereby amends and restates the Plan for McGrevin as hereinafter set forth.


               ARTICLE 1 - DEFINITIONS

1.1 BENEFIT: The Corporation shall pay to McGrevin or his Beneficiary a lump sum cash benefit according to the terms of Article 3 and no less then the amounts stated therein. At the option of the Corporation as determined by and at the sole discretion of the Board of Directors, the benefit can be greater.

1.2 BENEFICIARY: Any person or persons, as designated pursuant to Article 4.1, to whom any benefits may be payable upon the death of McGrevin pursuant to
    Article 3.2.

1.3 CONSTRUCTION: The masculine gender shall be deemed to include the feminine and neuter genders; the singular to include the plural; and the plural to include the singular; in each case where appropriate.

1.4 CORPORATION OR EMPLOYER: Syncor International Corporation, any subsidiary thereof which participates in this Plan and which employs McGrevin, any predecessor corporation or business, and any corporation or business which was merged into or consolidated with or substantially all of whose assets were acquired by the Corporation.

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1.5 DEFERRED AMOUNT:  The Corporation shall maintain a bookkeeping account to record the deferred amounts. On the last day of each Plan Year, the Corporation shall credit such account according to Section 3.1.

1.6 EFFECTIVE DATE OF PLAN:  June 30, 1993


1.7 COMPENSATION COMMITTEE: The Compensation Committee of the Employer's Board of Directors.

1.8 PLAN:  The Plan shall consist of this document and any amendments thereto.

1.9 PLAN YEAR: The first plan year shall be from June 30, 1993 to June 30, 1994. Thereafter, the plan year shall be from June 30 of each year to June 30 of the following year.


                            ARTICLE 2 - PARTICIPATION

2.1 Eligibility for participation in this Plan shall be restricted to McGrevin.

2.2 McGrevin shall continue to be covered by this Plan until the earlier date on which any of the following events occur: (a) the Plan is terminated pursuant to Article 5.1; (b) Termination of employment; or (c) Death.

                              ARTICLE 3 - BENEFITS

3.1 TERMINATION OR RETIREMENT BENEFIT: If McGrevin's coverage under this Plan ceases for any reason, he shall be paid a lump sum benefit. Such benefit will be as set forth below for each Plan Year of participation under the Plan. McGrevin will be credited with a year of participation if he has been employed by the Employer on the last day of each Plan Year or the prorated amount earned up to the last full quarter of employment.

       Complete Years           Minimum Annual                Minimum Cumulative
     of Participation          Deferred Amount                  Deferred Amount

              1                     23,000                               23,000
              2                     32,000                               55,000
              3                     56,000                              111,000
              4                     65,000                              176,000
              5                     74,000                              250,000
              6                     83,000                              333,000
              7                     92,000                              425,000
              8                     98,000                              523,000
              9                    106,000                              629,000
              10                   111,000                              740,000

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    The payment of the cumulative benefit amount shall be made in a lump sum within thirty (30) days following such termination or retirement provided, however, in the event McGrevin is terminated without cause or if there is a change in control of the Corporation as defined in McGrevin's employment agreement with the Corporation (which is in effect at the time of such event), then the benefit amount shall be equal to the greater of Seven Hundred Forty Thousand Dollars ($740,000) or the total cumulative benefits.

3.2 DEATH BENEFITS: If McGrevin should die while under the Plan his Beneficiary shall be paid a lump sum benefit equal to the cumulative Deferred Amounts.

    This payment shall be made in a lump sum within thirty (30) days following the date the Corporation receives the claimant's statement form pursuant to
    Article 6.5.

3.3 DISABILITY:    At the discretion of the Board of Directors the Corporation may accelerate the payment of benefit equal to the greater of Seven Hundred Forty Thousand Dollars ($740,000) or the total cumulative benefits (the "BENEFITS"), to McGrevin in the event the Corporation determines that McGrevin has become totally disabled in that he is prevented from engaging in any suitable gainful employment or occupation, based on medical evidence satisfactory to the Corporation confirming that such disability will be permanent and continuous for the remainder of his life. Notwithstanding the foregoing, the discretionary payment shall not be less than the sum of the vested portion of the Minimum Cumulative Deferred Amount and forty percent (40%) of the remaining of the Benefits.

    Payments to McGrevin in accordance with this Article shall be made within thirty (30) days following the date the Corporation determines McGrevin is eligible for such payment and approval of such payment by the Board of Directors.


                            ARTICLE 4 - BENEFICIARY

4.1 McGrevin shall designate on a form, satisfactory to the Corporation, a Beneficiary or Beneficiaries for any benefits which may become payable hereunder in the event of his death. Any such Beneficiary can be changed by McGrevin upon giving written notice to the Corporation.

4.2 The Beneficiary will be the person or persons named in the Beneficiary designation most recently filed with the Corporation at the time of McGrevin's death.


                    ARTICLE 5 - AMENDMENT AND TERMINATION

5.1 By a mutual agreement of the parties this Plan can be amended at any time; provided, however, that no such action shall reduce the amount accrued by McGrevin or Beneficiary under the Plan prior to the date of amendment or termination.

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                           ARTICLE 6 - MISCELLANEOUS

6.1 The Plan shall under no circumstance be deemed to have any effect upon the terms or conditions of employment of McGrevin by the Corporation. The establishment and maintenance of this Plan shall not be construed as creating or modifying any contract between the Corporation and McGrevin, nor is it in lieu of any other benefits.

6.2 Participation by McGrevin in this Plan shall not give such person the right to be retained in the employ of the Corporation or any right or interest in this Plan other than as provided herein.

6.3 Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by McGrevin or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of McGrevin or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of McGrevin or any Beneficiary under any circumstances.

6.4 The Corporation, at its sole discretion, shall have the right to waive any of its rights under this Plan.

6.5 In the event of McGrevin's termination, retirement or death, he or his Beneficiary, as the case may be, should notify the Corporation promptly, and the Corporation will then provide a claimant's statement form for completion which should be returned to the Corporation, together with an official death certificate, if applicable. In the event that any claim hereunder is denied, the Corporation will provide adequate notice, in writing, to McGrevin or Beneficiary, setting forth the specific reason for such denial and, in addition, the Corporation will afford reasonable opportunity for a full and fair review of those reasons.

6.6 For purposes of Title I of ERISA, this Plan is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for McGrevin and shall be interpreted accordingly.

    No action by the Corporation or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of McGrevin, his Beneficiary, or any other persons otherwise entitled to the Plan benefits. The status of McGrevin and his Beneficiary with respect to any liabilities assumed by the Corporation hereunder shall be solely those of unsecured creditors of the Corporation. Any asset acquired or held by the Corporation in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of McGrevin or his Beneficiary or to be security for the performance of the obligations of the Corporation, but shall be, and remain a general, unpledged, unrestricted asset of the Corporation at all times subject to the claims of general creditors of the Corporation.

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6.7 The Plan shall be administered by the Corporation. The Corporation shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Corporation's powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under the Plan and expenses of the Plan; and (c) authority to engage such legal, accounting and other professional services as it may deem proper.

    The Corporation, from time to time, may allocate to other persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Corporation; shall, unless the Corporation specifies otherwise, carry such discretionary authority as the Corporation possesses regarding the matter; and shall be terminable upon such notice as the Corporation, in its sole discretion, deems reasonable and prudent under the circumstances.

6.8 Any payment to McGrevin or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Corporation under this Plan. The Corporation may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Corporation.

6.9 The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.


ACKNOWLEDGED:

/s/ HAIG S. BAGERDJIAN
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Syncor International Corporation                        Date
Haig S. Bagerdjian, Vice President

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